Exhibit 24.1

POWER OF ATTORNEY

The undersigned Director of Northrim BanCorp, Inc. (the “Company”) hereby appoints each of R. Marc Langland and Joseph M. Schierhorn, and each of them, with full power to act alone, as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in the name and on behalf of the undersigned, and in his/her place and stead, in any and all capacities, to execute the Company’s 2011 Annual Report on Form 10-K, including any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities and Exchange Act of 1934, this Power of Attorney has been signed by the following persons in the capacity indicated on this 13th day of March, 2012.

/s/ Larry S. Cash Larry S. Cash Director	/s/ R. Marc Langland R. Marc Langland Director

/s/ Mark G. Copeland Mark G. Copeland Director	/s/ Richard L. Lowell Richard L. Lowell Director

/s/ Ronald A. Davis Ronald A. Davis Director	/s/ Irene Sparks Rowan Irene Sparks Rowan Director

/s/ Anthony Drabek Anthony Drabek Director	/s/ John C. Swalling John C. Swalling Director

/s/ Christopher N. Knudson Christopher N. Knudson Director	/s/ David G. Wight David G. Wight Director

/s/ David J. McCambridge David J. McCambridge Director